Exhibit 21.1

SUBSIDIARIES OF W&T OFFSHORE, INC.

The subsidiaries of W&T Offshore, Inc. are listed below.

Name	State of Organization	Percent Owned
Aquasition Energy, LLC	Delaware	100.0%
Aquasition, LLC	Delaware	100.0%
Aquasition II, LLC	Delaware	100.0%
Aquasition III, LLC	Delaware	100.0%
Aquasition IV, LLC	Delaware	100.0%
Aquasition V, LLC	Delaware	100.0%
Green Hell, LLC	Delaware	100.0%
Seaquester,LLC	Delaware	100.0%
Seaquestration, LLC	Delaware	100.0%
W & T Energy VI, LLC	Delaware	100.0%
W & T Energy VII, LLC	Delaware	100.0%
White Shoal Pipeline Corporation	Delaware	73.4%